[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

VALIDIVE® OPTION AND LICENSE AGREEMENT

BY AND BETWEEN

MONOPAR THERAPEUTICS INC.

AND

ONXEO S.A.

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2
2,	MONOPAR VALIDIVE OPTION; MONOPAR DEVELOPMENT AND COMMERCIALIZATION	11
3	LICENSES; TECHNOLOGY TRANSFER; EXCLUSIVITY	16
4	FINANCIAL TERMS	18
5	INTELLECTUAL PROPERTY	22
6	WARRANTIES AND LIMITATION OF LIABILITY	25
7	INDEMNITY AND INSURANCE	27
8	CONFIDENTIALITY	29
9	TERM AND TERMINATION	31
10	DISPUTE RESOLUTION	37
11	MISCELLANEOUS	38

SCHEDULE 1	Licensed Patents
SCHEDULE 2	Licensed Know-How
SCHEDULE 3	Licensed Trademarks
SCHEDULE 4	Validive Materials
SCHEDULE 5	Confirmatory Patent License

OPTION AND LICENSE AGREEMENT

THIS OPTION AND LICENSE AGREEMENT (together with any Schedules attached hereto, this “Agreement”) is made and entered into as of June 17, 2016 (the “Effective Date”), by and between Monopar Therapeutics Inc., a Delaware corporation located at 598 Rockefeller Rd, Lake Forest, Illinois 60201, United States of America (“Monopar”), and Onxeo S.A., a French société anonyme à Conseil d’administration located at 49, boulevard du Général Martial Valin, 75015 Paris, France (“Onxeo”). Monopar and Onxeo are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS:

(A)
Onxeo owns Patents, Trademark registrations and other proprietary rights relating to Validive® (as defined below). At this time, Onxeo does not intend to undertake any further development of Validive®.

(B)
Monopar has expertise in research, development, and commercialization of pharmaceutical products.

(C)
Onxeo desires to grant, and Monopar desires to obtain, an exclusive option to take a license to research, develop, and commercialize Validive® on an exclusive basis for any and all uses in the Field in the Territory (each, as defined below), all on the terms and conditions set forth herein.

(D)
Upon exercise by Monopar of the option for the license for Validive®, Onxeo desires to grant Monopar, and Monopar desires to obtain, an exclusive license in the Field in the Territory to use, sell, offer for sale, import, and make or have made Licensed Products (as defined below) in the Field in the Territory on the terms and conditions set forth herein.

AGREEMENT

NOW IT IS HEREBY AGREED as follows:

1.
DEFINITIONS AND INTERPRETATION

1.1
In this Agreement the words and phrases set out below shall, unless the context requires otherwise, have the corresponding meaning attributed to them below.

“Active Party” has the meaning set forth in Section 5.3.5.

“Affiliate” means with respect to a given entity, any person, corporation, partnership or other entity, that Controls, is Controlled by, or is under common Control with such entity.

“Agreement” means this agreement and each of the Schedules as amended from time to time in accordance with Section 11.3.

“Arising Intellectual Property” means all Intellectual Property, including Know-How, conceived, created or invented after the Effective Date by or on behalf of either Party; and any Patents which claim any inventions described or comprised in such Know-How, but excluding Intellectual Property, including Know-How, comprised in the Licensed Intellectual Property.

“Audit for Cause” has the meaning set forth in Section 2.2.3.

“Bankruptcy Code” has the meaning set forth in Section 9.4.

“Breaching Party” has he meaning set forth in Section 9.2.1.

“Business Day” means a day other than a Saturday, Sunday or any public holiday in Paris, France or New York, New York, United States.

“Clinical Data” means any Know-How that is included in, or supports, a regulatory submission for approval of the testing of drugs in man or for approval for the placing of medicinal products on the market (including submissions to the FDA, the EMA or other competent Regulatory Authorities).

“Combination Product” means any product that comprises a Licensed Product sold in conjunction with another active component so as to be a combination product (whether packaged together or in the same therapeutic formulation).

“Commencement” means, in relation to a clinical trial, the date upon which a Licensed Product is first administered to a human subject, whether such subject is a healthy volunteer or a patient.

“Commercialization” or “Commercialize” means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, offering for sale, or selling a Licensed Product. For clarity, “Commercialization” shall not include manufacturing activities, but shall include importation, exportation and use related to offering for sale or selling a Licensed Product.

“Commercially Reasonable Efforts” means efforts of a Party to carry out its obligations in a diligent and sustained manner using such effort and employing such resources normally used by an established biopharmaceutical company in the exercise of its reasonable business discretion relating to the research, development or commercialization of a similar product owned by such Party or to which such Party has exclusive rights, with similar product characteristics, that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity (including Patent coverage and Regulatory Exclusivity), safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products (including pricing and reimbursement status achieved), and other relevant factors, including technical, legal, scientific, and/or medical factors.

“Confidential Information” means any information, in tangible or non-tangible form (including oral disclosure) including Know-How, research and development plans, information relating to the customers, suppliers, business partners, clients, finances, business plans and products (in each case actual or prospective) of a Party, the terms of this Agreement, and any other technical or business information, which is obtained by either Party from the other (or its representatives) pursuant to this Agreement and is marked as confidential, or indicated by notice as being confidential no more than five (5) Business Days after its disclosure. Licensed Know-How shall be deemed the Confidential Information of Onxeo.

“Control” means:

(a)
the possession (directly or indirectly) of fifty per cent (50%) or more of the voting stock or other equity interest of a subject entity with the power to vote, or the power in fact to control the management decisions of such entity through the ownership of securities or by contract or otherwise;

(b)
in respect of any Patent Rights, Know-How or other Intellectual Property whether owned by or licensed to an entity, the possession of the legal right and ability to grant the respective licenses or sublicenses as provided in this Agreement without violating the terms of any agreement or other arrangement with any Third Party;

and “Controlling” and “Controlled by” shall be construed accordingly.

“Cure Period” has the meaning set forth in Section 9.2.1.

 “Development” means pre-clinical and clinical drug development activities reasonably relating to the discovery and development of pharmaceutical compounds and submission of information to a Regulatory Authority, including toxicology, pharmacology, and other discovery and pre-clinical studies, test method development and stability testing, manufacturing process development (including validation test methods and procedures), formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical trials and activities relating to obtaining Regulatory Approval, but excluding Commercialization activities. When used as a verb, “Develop” means to engage in Development.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Effective Date” means the date this Agreement is made.

“EMA” means the European Medicines Agency or any successor to it.

“Executive Officers” means a representative of Onxeo authorized by notice to Monopar, and the Chief Executive Officer of Monopar or such other authorized senior manager of a Party as may be substituted from time to time upon the giving of written notice to the other Party.

“Extended Exclusivity Period” means any period during which one of the following subsists in respect of a Licensed Product: orphan drug designation or exclusivity, pediatric designation or exclusivity, new chemical entity exclusivity, or other exclusivity (excluding a Patent) granted by a Regulatory Authority beyond the expiry of the relevant Patent.

“FDA” means the United States Food and Drug Administration or any successor to it.

“Field” means any and all uses.

“First Commercial Sale” means the first transfer of a Licensed Product by Monopar to the first Third Party (other than a Sublicensee or a distributor) in any country in the Territory, in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales, after Regulatory Approval of such Licensed Product has been granted, or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country, excluding registration samples, compassionate use, and use in Phase IV Trials.

“Force Majeure” means in relation to either Party any event or circumstance which is beyond the reasonable control of that Party, which event or circumstance that Party could not reasonably be expected to have taken into account at the Effective Date and which results in or causes the failure of that Party to perform any or all of its obligations under this Agreement including an act of God, lightning, fire, storm, flood, earthquake, strike, lockout or other industrial disturbance, war, a terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage, act of vandalism, explosion, provided that lack of funds shall not be interpreted as a cause beyond the reasonable control of that Party.

“GAAP” shall mean generally accepted accounting principles as applicable in the United States, consistently applied; provided that, to the extent that a Party adopts International Financial Reporting Standards (IFRS), then “GAAP” means International Financial Reporting Standards (IFRS), consistently applied.

“Inactive Party” has the meaning set forth in Section 5.3.5.

“IND” means an investigational new drug application filed with the FDA, or an application filed with any Regulatory Authority outside the United States of America (including any supranational agency such as the EMA) necessary to commence human clinical trials in such jurisdiction.

“Indemnified Party” has the meaning set forth in Section 7.1.3.

“Indemnifying Party” has the meaning set forth in Section 7.1.3.

“Indication” means a disease classification block as defined within the International Statistical Classification of Diseases and Related Health Problems as published from time to time by the World Health Organization (e.g. “C50 Malignant neoplasm of Breast”, “C92 Myeloid leukemia”, “B20 Human immunodeficiency virus [HIV] disease resulting in infectious and parasitic diseases”, “M34 Systemic sclerosis”). For the avoidance of doubt, therapeutic indications having the same histology (such as first-line to second-line therapies) do not constitute a different Indication.

“Intellectual Property” means Patents, Know-How and Trademarks.

“Intellectual Property Rights” means all Patent Rights, rights to Know-How, copyrights, database rights, design rights, rights in Trademarks and domain names, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of them which may subsist anywhere in the world, whether or not any of them are registered including any application for registration of any of them.

“Know-How” means any unpatented, technical and other information which is not in the public domain including, ideas, concepts, inventions (whether or not patentable), discoveries, data, designs, formulae, algorithms, methods, models, specifications, clinical data, information relating to biological and chemical structures, properties and functions as well as methods for synthesizing chemical compounds, procedures for experiments and tests (including diagnostic tests), results of experimentation and testing, results of research and development including laboratory records and data analyses. Information in a compilation or a compilation of information may be Know-How notwithstanding that some or all of its individual elements are in the public domain.

“Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law in any federation, nation, multinational governmental entity, state, province, county, city or other political subdivision, domestic or foreign.

“License Fee” has the meaning set forth in Section 4.2.

“Licensed Intellectual Property” means the Licensed Know-How, Licensed Patents and Licensed Trademarks.

“Licensed Know-How” means the Know-How directly and solely relating to the Licensed Product that is Controlled by Onxeo or its Affiliates at the Effective Date as further described in SCHEDULE 2.

“Licensed Patents” means Patents further described in SCHEDULE 1.

“Licensed Product” means all products containing clonidine or its analogues, salts, prodrugs, and any derivatives thereof, formulated using Onxeo’s Lauriad® technology, including the product referred to as Validive® or Clonidine Lauriad®.

“Licensed Trademarks” means Trademarks further described in SCHEDULE 3.

“Losses” means any cost, expense or loss actually suffered resulting from any or all claims, causes of action or demands made by a Third Party, including reasonable attorneys' fees.

“Material” means any chemical or biological material and any property rights relating to any of the foregoing other than Intellectual Property Rights.

“Milestone Event” has the meaning given in Section 4.3.1.

“Milestone Payment” has the meaning given in Section 4.3.1

“Monopar Indemnified Parties” means Monopar and its Affiliates and their respective directors, officers, employees and agents.

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

“Monopar Validive Option” has the meaning specified in Section 2.1.

“Monopar Validive Option Period” has the meaning specified in Section 2.1.1.

“NDA” means an application for approval to market a product commercially such as a New Drug Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR § 314.3 et seq, or a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR § 601, or a marketing authorization application filed pursuant to the requirements of European Directive 2001/83/EC, or any equivalent or similar application filed with any other Regulatory Authority in any country or region in the Territory, together, in each case, with all additions, deletions or supplements thereto.

“Net Sales” means the aggregate gross invoice prices of all Licensed Products sold by Monopar, its Affiliates or its Sublicensees to Third Parties (that are not Sublicensees) anywhere within the Territory, including wholesale distributors, less deductions from such amounts calculated in accordance with GAAP so as to arrive at net sales under GAAP, and further reduced by [***] or increased for [***].

Any and all set-offs against gross invoice prices shall be calculated in accordance with GAAP. Sales or other commercial dispositions of Licensed Products between Monopar and its Affiliates and its Sublicensees, and Licensed Products provided to Third Parties without charge, in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs or for use as samples shall be excluded from the computation of Net Sales, and no payments will be payable on such sales or such other commercial dispositions, except where such an Affiliate or Sublicensee is an end user of the Licensed Product.

If a Licensed Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Licensed Product in arm’s length transactions in the relevant country.

Notwithstanding the foregoing, in the event a Licensed Product is sold as a Combination Product, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the gross invoice price of the Licensed Product if sold separately in a country and B is the gross invoice price of the other product(s) included in the Combination Product if sold separately in such country. If no such separate sales are made by Monopar, its Affiliates or Sublicensees in a country, Net Sales of the Combination Product shall be calculated in a manner to be negotiated and agreed upon by the Parties, reasonably and in good faith, prior to any sale of such Combination Product, which shall be based upon the respective cost of goods sold of the active components of such Combination Product. In the event that the Parties are not able to so agree on the calculation of Net Sales of the Combination Product within three (3) months after commencement of such negotiations, the dispute shall be submitted to final and binding arbitration, as provided in Section 10.3

“Non-Breaching Party” has the meaning set forth in Section 9.2.1.

“Onxeo Indemnified Parties” means Onxeo and its Affiliates and their respective directors, officers, employees and agents.

“Parties” means Monopar and Onxeo and “Party” shall mean any of them.

“Patents” and “Patent Rights” means any patent applications, patents, author certificates, inventor certificates, utility models, and all foreign counterparts of them and includes all divisionals, renewals, continuations, continuations-in-part, extensions, reissues, reexaminations, substitutions, confirmations, registrations, revalidations and additions of or to them, as well as any Supplementary Protection Certificate, or any like form of protection.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Regulatory Authority, association, or other entity.

“Phase III Trial” means a human clinical trial of a Licensed Product, which trial is designed: (a) to establish that the Licensed Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; and (c) consistent with 21 CFR § 312.21(c).

“Phase III Clinical Trial Report” means a full clinical study report in relation to a Phase III Trial which is written by or on behalf of Monopar.

“Phase IV Trial” means (i) any clinical trial in humans conducted to satisfy a requirement of a Regulatory Authority in order to maintain a Regulatory Approval and (ii) any clinical trial in humans conducted after the first Regulatory Approval in the same disease state for which the Licensed Product received Regulatory Approval in the Territory.

“Price Approval” means, in those countries in the Territory where a Regulatory Authority may approve or determine pricing and/or pricing reimbursement for pharmaceutical products, such approval or determination.

“Progress Report” means a written report produced by Monopar setting out brief details of: (i) the progress of development of the Licensed Product; (ii) the progress of any applications for Regulatory Authorization and (where relevant) Price Approvals; and (iii) the progress of and plans for marketing and sale of the Licensed Product.

“Prosecution” means the preparation, filing, procuring, and maintenance of Patents, such as before national, international, and regional patent offices, including any interferences, derivation proceedings, reissue proceedings, reexaminations, and post-grant proceedings (such as inter partes reviews, post-grant reviews, and oppositions). When used as a verb, “Prosecute” means to engage in Prosecution.

“Quarter” means any of the three (3) monthly periods commencing on the first day of any of the months of January, April, July, and October in any year and “Quarterly” has a corresponding meaning.

“Receiving Party” has the meaning set forth in Section 8.1.

“Regulatory Approval” means, with respect to any Licensed Product in any jurisdiction, all approvals (including Pricing Approvals) from any Regulatory Authority necessary for the development, commercial manufacture, marketing and sale of the Licensed Product in such jurisdiction in accordance with Laws.

“Regulatory Authority” means any national or supranational governmental authority, including the FDA, EMEA, or Koseisho (i.e., the Japanese Ministry of Health and Welfare, or any successor agency thereto), that has responsibility in countries in the Territory over the Development and/or Commercialization of a Licensed Product.

“Regulatory Filings” means any and all regulatory applications and filings and associated correspondence made in order to obtain Regulatory Approvals.

“Sublicensee” means a person to whom a sublicense is granted in accordance with Section 3.2 in respect of the whole or any part of the rights granted under this Agreement or any person to whom such Sublicensee grants a sublicense in accordance with Section 3.2.

“Supplementary Protection Certificate” means a right based on a patent pursuant to which the holder of the right is entitled to exclude Third Parties from using, making, having made, selling or otherwise disposing or offering to dispose of, importing or keeping the product to which the right relates, such as supplementary protection certificates in Europe, and any similar right anywhere in the world.

“Term” means the term of this Agreement determined in accordance with Section 9.1.4.

“Territory” means any and all countries in the world.

“Third Party” means any Person other than Monopar, Onxeo and their respective Affiliates and Sublicensees.

“Trademark” means any word, name, symbol, color, designation, or device or any combination thereof, whether registered or unregistered, including any trademark, trade dress, service mark, service name, brand mark, trade name, brand name, logo, or business symbol.

“United States” or “U.S.” means the United States of America and all its territories and possessions.

“Valid Claim” means a claim within an issued United States Patent or any foreign Patent that has not expired, lapsed, or been cancelled or abandoned, and that has not been dedicated to the public, disclaimed, or held unenforceable, invalid, or been cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including, without limitation, through opposition, reexamination, reissue or disclaimer; provided that, on a country- by-country basis, a patent application or subject matter of a claim thereof pending for more than five (5) years from the earliest filing date to which such patent application or claim is entitled shall not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent with respect to such application issues with such claim.

“Validive” or “Validive®” means the Licensed Product when used in association with the Trademark “Validive®” or “Clonidine Lauriad®.”

“Validive Materials” means the Materials further described in SCHEDULE 4.

“Year” means a calendar year.

1.2
In this Agreement:

1.2.1
unless the context requires otherwise, all references to a particular Article, Section or Schedule shall be references to that article, section or schedule, of or to this Agreement;

1.2.2
the table of contents and headings are inserted for convenience only and shall be ignored in construing this Agreement;

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

1.2.3
unless the contrary intention appears, words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.2.4
unless the contrary intention appears, words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust, association, organization or other entity, in each case whether or not having separate legal personality;

1.2.5
reference to any statute or regulation includes any modification or re-enactment of that statute or regulation, provided that the modification or re-enactment does not diminish the rights or extend the obligations of any Party;

1.2.6
references to the words “include” or “including” shall be construed without limitation to the generality of the preceding words;

1.2.7
where either Party’s approval or consent is required hereunder, except as otherwise specified herein, such Party’s approval or consent shall be a prior written consent which may be granted or withheld in such Party’s discretion, but shall not be unreasonably conditioned, delayed or denied; and

1.2.8
all references to “dollars” shall be to the lawful currency of the United States of America.

2.
MONOPAR VALIDIVE OPTION; MONOPAR DEVELOPMENT AND COMMERCIALIZATION

2.1
Monopar Validive Option. Subject to the terms and conditions of this Agreement, including the payment of amounts to Onxeo as and when such amounts become due under this Agreement, Onxeo hereby grants to Monopar the exclusive right, exercisable at Monopar’s sole discretion, in accordance with Sections 2.1.1 through 2.1.7, to elect to obtain an exclusive worldwide license under Section 3.1 to Develop, Commercialize, and manufacture Licensed Products under the terms and conditions set forth in this Agreement (the “Monopar Validive Option”).

2.1.1
Monopar Validive Option Period. As from the Effective Date, Monopar shall:

(a)
have [***] to submit a new application for orphan drug designation in the United States;

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

(b)
from the time of receiving feedback from the orphan drug office of the FDA, have [***] to prepare the materials for and request a meeting with the FDA;

(c)
from the date of the FDA meeting, have [***] to exercise the Monopar Validive Option.

The periods described in Sections 2.1.1(a), 2.1.1(b), and 2.1.1(c) shall together be known as the “Monopar Validive Option Period”.

2.1.2
Monopar Validive Option Termination; Expiration. The Monopar Validive Option shall terminate or expire if:

(a)
Monopar fails timely to achieve 2.1.1(a), 2.1.1(b), or 2.1.1(c) without first having exercised the Monopar Validive Option, and with Onxeo having promptly responded to information requests during the Monopar Validive Option Period (any such period of delay by Onxeo shall cause an automatic equivalent time period extension to the Monopar Validive Option Period); or

(b)
Monopar voluntarily terminates the Monopar Validive Option at any time and for any reason;

If one of 2.1.1(a), 2.1.1(b), or 2.1.1(c) is not satisfied, or if Monopar voluntarily terminates the Monopar Validive Option at any time and for any reason:

(c)
the Monopar Validive Option shall terminate, and all rights to the Licensed Product shall remain with Onxeo unencumbered by Monopar’s option; and

(d)
Onxeo shall have the right to request from Monopar a copy of all documents and correspondence exchanged with the FDA, at no cost. Such documents shall be delivered within thirty (30) days of such request.

2.1.3
Monopar Validive Option Exercise. The Monopar Validive Option shall only be exercisable during the Monopar Validive Option Period. Monopar shall exercise its Monopar Validive Option, if at all, by written notice to Onxeo, which notice shall make reference to this Agreement and Validive.

2.1.4
Monopar Rights on Exercise of the Monopar Validive Option. Following exercise of the Monopar Validive Option, Monopar shall have responsibility for Development and Commercialization of Licensed Products, subject to its obligations under this Agreement. Upon Monopar’s exercise of the Monopar Validive Option, Onxeo shall provide Monopar with all information and data for Licensed Products and the Validive Materials, and Onxeo shall cooperate with Monopar to provide a smooth transfer of such information and data and the Validive Materials as soon as reasonably practical after exercise of the Monopar Validive Option.

2.1.5
Early Exercise of Monopar Validive Option. Monopar may exercise the Monopar Validive Option at any time during the Monopar Validive Option Period upon written notice to Onxeo.

2.1.6
Onxeo’s obligations during the Monopar Validive Option Period. Onxeo shall authorize Monopar to reference Onxeo’s Validive IND as filed with the FDA, to submit a new orphan designation dossier for Validive, and to organize a meeting with the FDA regarding Validive, all in Monopar’s Name. Onxeo shall provide Monopar with all authorizations, consents and rights of reference that Monopar may reasonably request in order to (a) facilitate the submission of the new orphan designation dossier for Validive, and (b) request for and conduct a meeting with the FDA regarding Validive in Monopar’s name. Onxeo shall provide reasonable support to Monopar in connection with the meeting with the FDA, without (except as the Parties may otherwise agree) any obligation for Onxeo to incur any expenses. Onxeo shall not initiate any further Development efforts during this Monopar Validive Option Period.

2.1.7
Monopar’s obligations during the Monopar Validive Option Period. Monopar shall, at its own cost and expense, re-file for orphan drug designation for Validive, and prepare all required materials, request and lead a meeting with the FDA regarding development of Validive in the Field and Territory as specifically related to the treatment of oral mucositis. Without Onxeo’s permission, or unless required by applicable law, rules or regulations or request from a stock exchange on which shares are listed, Monopar shall make no public statement mentioning Onxeo and/or Validive until the results of the FDA meeting are known.

2.1.8
Monopar’s Failure to Exercise the Monopar Validive Option. If Monopar does not exercise the Monopar Validive Option during the Monopar Validive Option Period, then the Monopar Validive Option shall expire. All rights granted to Monopar hereunder shall terminate, and Onxeo will thereafter have all such rights previously granted to Monopar, for Onxeo to Develop and Commercialize Validive at Onxeo’s sole expense. Monopar’s rights and licenses granted hereunder to Validive shall terminate.

2.2
Monopar Development and Regulatory Responsibilities.

2.2.1
Development Responsibilities and Costs. Monopar, at its sole cost and expense, shall have responsibility for conducting, and shall use Commercially Reasonable Efforts to conduct, all Development activities with respect to Licensed Products following exercise of the Monopar Validive Option.

2.2.2
Regulatory Responsibilities and Costs. Promptly after Monopar’s exercise of the Monopar Validive Option, Onxeo shall (a) assign to Monopar all Regulatory Filings for Licensed Products and, (b) upon Monopar’s request, assign to Monopar all clinical trial or other subcontractor agreements relating solely to Licensed Products. Following exercise of the Monopar Validive Option, Monopar shall prepare, file, maintain, and own all Regulatory Filings and related submissions relating to Licensed Products. Monopar shall have responsibility for, and shall prepare, all Regulatory Filings and related submissions with respect to Licensed Products. At Monopar’s election, following exercise of the Monopar Validive Option, Monopar shall be responsible for all safety reporting obligations globally with respect to such Licensed Products, and to take over and maintain the global safety database for Licensed Products.

2.2.3
Record Keeping; Audit for Cause. Each Party shall maintain, or cause to be maintained, records of its respective Development and regulatory activities with respect to the Licensed Product in the Field in the Territory in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective development activities, and which shall be retained by such Party for at least ten (10) years after the termination of this Agreement, or for such longer period as may be required by applicable law. Each Party shall have the right, during normal business hours, upon at least ten (10) Business Days prior notice and without charge, to inspect and copy any such records, except in the event of an audit for safety reason; provided, however, that, except in the event of an “audit for cause,” neither Party shall have the right to conduct more than one such inspection in any twelve (12) month period. “Audit for cause” shall mean any audit conducted by Onxeo in reason of any material deficiencies of Monopar or its Affiliates or Sublicensees relating to the activities contemplated hereunder.

2.3
Monopar Commercialization Responsibilities and Costs. Monopar, at its sole cost and expense, shall have responsibility for conducting, and shall use Commercially Reasonable Efforts to conduct, all Commercialization activities with respect to Licensed Products following exercise of the Monopar Validive Option.

2.4
Manufacture and Supply. Monopar, at its sole option and expense, may choose to continue with Onxeo’s current contract manufacturing partners for part or all presently sourced manufacturing or manufacturing related activities, including API and Licensed Product manufacture, for part or all of the Term. In such event, Monopar shall be solely responsible for negotiating agreements with such manufacturing partners, it being understood and agreed that Onxeo’s sole obligation in this respect shall be to introduce Monopar to such manufacturing partners. Under all circumstances, Monopar reserves the exclusive right to manufacture and supply any and all Licensed Products.

2.5
Reporting and Right of Inspection.

2.5.1
Monopar shall provide Onxeo upon Monopar’s exercise of the Monopar Validive Option with a copy of an initial Development and Commercialization plan for the Licensed Products. Thereafter, Monopar shall provide Onxeo with an updated Development and Commercialization plan for each Year no later than December 1 of the Year for each Year. Additionally, every Year within thirty (30) days after Monopar’s annual financial reports have been completed, but in no event later than April 1, the Parties shall meet by teleconference to discuss the progress in and results of the Development and Commercialization of the Licensed Products during the previous year.

2.5.2
During the Term, Monopar shall also keep (and shall cause its Affiliates and Sublicensees to keep), and shall make available to Onxeo for inspection on Onxeo’s reasonable demand once per year complete and accurate records pertaining to the progress in and results of the Development and Commercialization activities in the Territory, in sufficient detail to permit Onxeo to ensure the satisfaction of Monopar’s contractual obligations hereunder.

2.6
Subcontracting

Monopar may have performed by subcontractors any activities required of Monopar hereunder. Monopar shall be solely responsible for the performance by any of its subcontractors of Monopar’s obligations hereunder.

2.7
No Onxeo Financial Obligation

Except as expressly provided herein, all costs relating to the Development and Commercialization of the Licensed Product after Monopar’s exercise of the Monopar Validive Option shall be borne solely by Monopar, and Onxeo shall not be obligated to take any action which may subject Onxeo to any cost, expense or liability with respect to other matters.

3.
LICENSES; TECHNOLOGY TRANSFER; EXCLUSIVITY

3.1
License to Monopar for Validive and Licensed Products.

3.1.1
Licensed Intellectual Property. Subject to the terms and conditions of this Agreement, Onxeo hereby grants to Monopar and its Affiliates the exclusive (even as to Onxeo and its Affiliates), worldwide license, with the right to grant sublicenses under the Licensed Intellectual Property as described in Section 3.2 below, to use, sell, offer to sell, import, make and have made, and otherwise Develop, Commercialize or manufacture Licensed Products during the Term, in the Territory and in the Field, and to apply for Regulatory Approval in its own name for Licensed Products in any jurisdiction, such license to be effective upon Monopar’s exercise of the Monopar Validive Option and payment of the License Fee.

3.1.2
License to Trademark. Subject to the terms and conditions of this Agreement, and at no additional cost to Monopar or its Affiliates, Onxeo hereby grants to Monopar and its Affiliates an exclusive right and license during the Term, with the right to grant sublicenses as described in Section 3.2 below, to the Licensed Trademarks, such Licensed Trademarks to be used by Monopar solely in connection with the Development and Commercialization of Licensed Products and in Monopar’s corporate communications with respect thereto. A complete list of such Licensed Trademarks, and existing registrations thereof, is attached as SCHEDULE 3. Monopar shall be in charge of securing and maintaining the registration(s) of the Licensed Trademarks in the Territory in the name of Monopar and at its sole cost and expense. Onxeo shall provide upon request, and at no cost to Onxeo, any assistance reasonably required by Monopar.

3.2
Sublicenses. Monopar shall have the right to grant sublicenses to Third Parties without the prior written consent of Onxeo. Monopar shall ensure that there are included in the terms of any sublicense substantially equivalent obligations and undertakings on the part of the Sublicensee to those applying to Monopar in this Agreement. Any such sublicenses shall be without limitation on Monopar’s obligations hereunder and Monopar shall be solely responsible for the performance by any of its Sub-Licenses of Monopar’s obligations hereunder.

3.3
Use of Names; Logo. Monopar, at its sole cost and expense, shall be responsible for the selection, registration, and maintenance of all Trademarks which it employs in connection with its activities conducted pursuant to this Agreement, including those licensed hereunder.

3.4
No other licenses. No license to use any Intellectual Property is granted to Monopar, or any Sublicensee, except the rights expressly granted in this Agreement.

3.5
Technology Transfer by Onxeo after Exercise by Monopar of the Monopar Validive Option. As soon as reasonably practical after Monopar exercises its Monopar Validive Option, Onxeo shall transfer to Monopar, at no cost to Monopar, all Onxeo Licensed Know-How and other information in Onxeo’s possession and Control or reasonably available to Onxeo that are necessary or useful for the exercise by Monopar and its Affiliates of the rights granted under Section 3.1 with respect to Licensed Products and the Validive Materials. Onxeo shall provide all reasonable assistance, including making its personnel reasonably available for meetings or teleconferences, to support and assist Monopar, at no cost to Onxeo, in the Development and Commercialization of Licensed Products, for a period of one (1) year after Monopar exercises its Monopar Validive Option. Within thirty (30) days of receiving the License Fee, Onxeo shall:

3.5.1
transfer title to all IND’s for Licensed Products to Monopar;

3.5.2
assign Licensed Patents to Monopar;

3.5.3
assign Licensed Trademarks to Monopar;

3.5.4
submit to the appropriate authorities the necessary paperwork to transfer title to all orphan drug designations for Licensed Products to Monopar;

3.5.5
transfer title in the Validive Materials to Monopar. Such materials are purchased ‘as is’ and “where is” and it shall be Monopar’s responsibility to check the quality of such materials and that they are suitable for Monopar’s use thereof; and

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

3.5.6
provide Monopar with such information and Know-How relating to the manufacture of Validive as is relevant to the efficient production of a sufficient quantity of Validive for clinical trials.

3.6
Exclusivity. During the Term, Onxeo will not engage in the research, discovery, optimization, development or commercialization of any products that would be considered a Licensed Product. Notwithstanding the foregoing, following termination of this Agreement, Onxeo shall be free to research, optimize, develop or commercialize, either on its own or with or through a Third Party, any Licensed Product.

3.7
Acquisition of Rights. Should Monopar wish, at any time during the Term, to acquire all right, title, and interest in and to the Licensed Intellectual Property, then held by Onxeo or any successor or permitted assignee, it may by giving notice to Onxeo request that Onxeo enter into negotiations in this regard. Any such acquisition on terms and conditions (including financial terms and conditions) acceptable to each Party in its sole discretion.

4.
FINANCIAL TERMS

4.1
Option Fee. [***] for entering into this Agreement.

4.2
License Fee.

4.2.1
Monopar shall pay to Onxeo within ten (10) Business Days of exercising the Monopar Validive Option the sum of one million dollars ($1,000,000.00), the “License Fee”. The License Fee is a one-time, non-refundable, non-creditable payment.

4.3
Development and Sales Milestones.

4.3.1
Monopar shall pay the following payments (each, a “Milestone Payment”) to Onxeo upon the first occurrence only of the following events (each, a “Milestone Event”) in relation to Licensed Product:

(a)
[***] upon [***] for a Licensed Product;

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

(b)
t[***] upon [***] for a Licensed Product;

(c)
[***] upon [***] for a Licensed Product;

(d)
[***] upon [***] for a Licensed Product;

(e)
[***] upon [***];

(f)
[***] upon [***];

(g)
[***] upon [***];

(h)
[***] upon [***];

(i)
[***] upon [***]; and

(j)
[***] upon [***].

4.4
Royalty. Monopar shall pay royalties to Onxeo on a Licensed Product-by-Licensed Product and country-by-country basis until the later of (1) the date when the Licensed Product is no longer within the scope of a Valid Claim of a Licensed Patent in the country of sale or manufacture, (2) the expiry of any Extended Exclusivity Period in the relevant country, or [***] after the First Commercial Sale of the Licensed Product in such country. The rate shall be [***] of Net Sales ex-US. For the United States, the rate shall be [***] of Net Sales for the [***] starting from the First Commercial Sale of Licensed Product [***] of Net Sales for [***] after the First Commercial Sale of Licensed Product, and [***] of Net Sales from [***] onward after the First Commercial Sale of Licensed Product. The otherwise applicable rate shall be reduced by [***] on a Licensed Product-by-Licensed Product and country-by-country basis if a royalty payment is due solely by reason of subparagraph (3) above.

4.5
Payments. All payments due to Onxeo under this Agreement shall be made in dollars by bank wire transfer of immediately available funds, with fees of the transmitting bank paid by Monopar, to such bank account as Onxeo may notify to Monopar in writing from time to time.

4.6
Timings of Payments.

4.6.1
The payments due under Section 4.3 shall be payable within sixty (60) Business Days after when they are due.

4.6.2
Any royalties due pursuant to Section 4.4 shall be paid Quarterly within sixty (60) days of the end of each Quarter with respect to Net Sales in such Quarter; and

4.6.3
After Monopar exercises the Monopar Validive Option, any costs or expenses related to the Prosecution, registration or maintenance of Licensed Patents or Licensed Trademarks shall be paid by Monopar.

4.7
Taxes. All payments to Onxeo under this Agreement are expressed to be inclusive of value added tax (or any other sale goods tax) howsoever arising.

4.8
Withholding. In the event that Monopar is required by law to withhold or pay to any government authority any taxes on behalf of Onxeo, with respect to any payments to it hereunder, the amount payable to Onxeo shall not be increased such that the amount that Onxeo actually receives is equal to the amount that Onxeo would have received had no withholding been made. Monopar shall furnish Onxeo with proper evidence of the taxes so paid and Onxeo shall be responsible for reclaiming such tax. Each Party shall furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable Law. Notwithstanding the above, in the event that Monopar, by reason of an assignment of its rights hereunder or other actions, causes Onxeo to be subject to withholding to which Onxeo is not subject as of the Effective Date, if Onxeo is unable to reclaim such withholding tax payments, Monopar shall increase such payments made hereunder such that the amount that Onxeo actually receives is equal to the amount that Onxeo would have received had no withholding been made.

4.9
Quarterly Report. Within forty-five (45) days after the end of each Quarter, Monopar shall send to Onxeo a written statement detailing in respect of that Quarter (including a nil report if appropriate):

4.9.1
any Milestone Event achieved by it or any Sublicensee and any Milestone Payment which became due to Onxeo;

4.9.2
the quantity of Licensed Products sold or otherwise disposed of by Monopar at the wholesale and retail levels, its Affiliates or any Sublicensees in the Territory;

4.9.3
the Net Sales in respect of Licensed Products in each country of the Territory in sufficient detail to allow Onxeo to calculate all payments due under Section 4.3 and Section 4.4, including, without limitation, the numbers of units of Licensed Products sold, the aggregate gross sales price for such units (in its native currency), and a description of the amount and justification for an any deductions made to such aggregate gross sales in determining the reported Net Sales;

4.9.4
the aggregate Net Sales in respect of that Quarter for Licensed Product;

4.9.5
any currency conversions, showing the rates used; and

4.9.6
the amount of the royalties due to Onxeo in respect of that Quarter.

4.10
Interest. Where the payee does not receive payment within the relevant period of any sums that are finally determined to be due and payable to it under this Agreement, interest shall accrue on the sum due and payable from the date payment was first due to the date payment is made at the rate equivalent to an annual rate of two percent (2%) over the then current base rate of one (1) month LIBOR, calculated on a daily basis, without prejudice to payee’s right to receive payment within the relevant period, provided always the provisions of this Section 4.10 shall not apply to the extent and for the period that a Force Majeure event prevents payment.

4.11
Accounts.

4.11.1
Monopar shall:

(a)
keep and, notwithstanding the expiry or termination of this Agreement, maintain for at least six (6) years, true and accurate accounts and records (including any underlying documents supporting such accounts and records) in sufficient detail to enable the amount of all sums payable under this Agreement to be determined; and

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

(b)
during the Term and thereafter until the said period of six (6) years relevant to the accounts and records has expired, at the reasonable request of Onxeo and (subject to Section 4.11.2) at the expense of Onxeo from time to time, permit or procure permission for a qualified accountant nominated by Onxeo and reasonably acceptable to Monopar to inspect and audit those accounts and records.

4.11.2
If, following any inspection pursuant to Section 4.11.1(b), Onxeo's nominated accountant confirms to Onxeo that the payments in respect of any Year fall short of the sums which were properly payable in respect of that Year under this Agreement, Onxeo shall send a copy of the certificate to Monopar and Monopar shall (subject to Section 4.11.3) within [***] of the date of receipt of the certificate pay the shortfall to Onxeo and, if the shortfall exceeds the greater of [***] of the sum properly payable or [***], Monopar shall also reimburse to Onxeo the reasonable costs and expenses of Onxeo in making the inspection, provided that costs and expenses so reimbursed shall not exceed [***] of the shortfall so determined.

4.11.3
If within thirty (30) days of the date of receipt by Monopar of any certificate produced pursuant to Section 4.11.2 Monopar notifies Onxeo in writing that it disputes the certificate, the dispute shall be referred for resolution by an independent expert jointly appointed by the Parties. If the Parties fail to jointly appoint an independent expert, shall be finally resolved as provided in Article 10 (Dispute Resolution).

5.
INTELLECTUAL PROPERTY

5.1
Ownership of Arising Intellectual Property. All right, title and interest in and to any data, Patents, and extensions thereof, Know-How and other information created, developed, or arising on or after the Effective Date and pertaining to Licensed Products shall be solely owned by Monopar. For the avoidance of doubt, Arising Intellectual Property generated through CMC, Quality, data, or clinical observations will be owned by Monopar. As of the Effective Date, at its own cost, Monopar shall have the full and exclusive benefit of, and right to apply for and obtain, patents or other similar forms of protection in respect of any part or parts of the subject-matter of the Licensed Patents throughout the world, and the right to claim priority from the Licensed Patents.

5.2
Ownership of Clinical Data. Any Clinical Data generated by or on behalf of Monopar will be owned by Monopar.

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

5.3
Intellectual Property Management.

5.3.1
Upon Monopar exercising its Monopar Validive Option, Monopar shall be responsible for, and shall bear or pay all costs and expenses related to, the Prosecution and maintenance, of the Licensed Patents and Patents claiming any Arising Intellectual Property, and the registration, renewal and maintenance of the Licensed Trademarks, until the termination of this agreement. The Parties shall hold all information they know or acquire under this Section 5.3.1 that is related to all such Patents as confidential, subject to the provisions of this Agreement.

5.3.2
Monopar shall keep Onxeo reasonably informed in writing as to the Prosecution, registration and/or maintenance status of the Licensed Patents and Licensed Trademarks, and shall at Onxeo's request promptly provide Onxeo with a copy of all submissions made to or responses received from the relevant patent and trademark offices and all correspondence to and responses received from the relevant patent and trademark agents in relation to the Licensed Patents and Licensed Trademarks in each country of the Territory.

5.3.3
If Monopar elects not to file an application or otherwise not prosecute, register and/or maintain a Licensed Patent or Licensed Trademark in any country of the Territory, Monopar shall notify Onxeo in writing promptly of its decision and shall use its reasonable efforts to provide Onxeo with at least [***] notice prior to the expiration of any applicable time bars. During the aforementioned [***] notice period, Monopar shall retain the responsibility for the Prosecution, registration and maintenance of the relevant Licensed Patent or Licensed Trademark. On the expiry of such notice period:

(a)
the license granted pursuant to Section 3.1.1 shall terminate in respect of that country and that relevant Licensed Product for any relevant Licensed Patent or Licensed Trademark which is the subject of such a notice;

(b)
Monopar shall, at Onxeo's request, promptly transfer to Onxeo (or any person nominated by Onxeo) any and all documents and information in Monopar's control relating to such relevant Licensed Patent or Licensed Trademark; and

(c)
Onxeo shall be free to Prosecute, register or abandon such relevant Licensed Patent or Licensed Trademark at its sole discretion and to grant rights thereunder to any Person without further reference to Monopar, and Onxeo shall thereafter be responsible for the expense of filing, prosecuting, registering and maintaining the relevant Patents and Trademarks.

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

5.3.4
Infringement. Each Party will promptly notify the other Party in writing within [***] of it becoming aware of any infringement or suspected infringement by a Third Party of any of the Licensed Patents or Licensed Trademarks, or any unauthorized use of the Licensed Know-How. In respect of the Licensed Patents, Patents claiming Arising Intellectual Property or Licensed Trademarks, Monopar may (a) at its own cost and expense and subject to Section 5.3.5, bring proceedings in its own name or, if required by law, jointly with Onxeo, for infringement of the Licensed Patents, Patents claiming Arising Intellectual Property or Licensed Trademarks; and (b) in any such proceedings settle any claim for infringement of the Licensed Patents, Patents claiming Arising Intellectual Property or Licensed Trademarks, provided that Monopar shall not, without the consent of Onxeo (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement that (a) imposes any liability or obligation on Onxeo, or (b) unreasonably reduces (i) the scope of the subject matter claimed in any Licensed Patent or (ii) the right to use any Licensed Trademark. Should Monopar fail to initiate such infringement proceedings within ten (10) Business Days of a demand therefor from Onxeo, Onxeo may do so at its own cost and subject to Section 5.3.5.

Monopar shall be solely responsible for the defense of any claims that its activities with respect to Licensed Products infringe the Intellectual Property Rights of any Third Parties and shall bear and pay the costs and expenses thereof.

5.3.5
Entitlement to Proceeds. Any damages, profits and awards of whatever nature recovered by a Party in any proceedings referred to in this Section 5.3 shall be retained solely by the Party directing or defending such suit or proceeding. In any such proceedings, the Party bringing or defending the proceedings (the “Active Party”) and the other Party (the “Inactive Party”) will bear all of its own costs, including attorneys’ fees, relating to such legal proceedings; provided that the Active Party shall bear the Inactive Party’s out-of-pocket expenses, including attorneys’ fees, incurred in complying with requests for cooperation made by the Active Party. The Inactive Party shall promptly provide the Active Party with all documents and assistance as the Active Party may reasonably require. The Active Party shall promptly provide the Inactive Party with notice of such proceedings and keep the Inactive Party regularly informed of progress and promptly provide the Inactive Party with such information as the Inactive Party may reasonably require including copies of all documents filed at court in the proceedings.

5.3.6
Confirmatory Patent Licenses. The Parties shall, at the request of either of them and at the expense of the requesting Party but for no further consideration, enter into such confirmatory patent licenses relating to the Licensed Patents, substantially in the form set out in SCHEDULE 5, as may be necessary or desirable in accordance with the relevant Law and practice in each country in the Territory for registration at the relevant patent offices so that this Agreement need not be registered or recorded unless the Parties are required to do so by law. If there are any inconsistencies between the terms of any such confirmatory patent license and the provisions of this Agreement, this Agreement shall prevail.

5.3.7
Patent Term Extension. With respect to Licensed Products, Onxeo grants Monopar the exclusive right to apply for, in its own name where possible, a Supplementary Protection Certificate, patent term extension and/or any other exclusivity in respect of any Licensed Product. At Monopar's reasonable request, Onxeo shall provide, at no cost to itself, reasonable assistance to Monopar in connection with any such applications.

6.
WARRANTIES AND LIMITATION OF LIABILITY

6.1
Warranty.

6.1.1
No reliance on warranties not in the Agreement. Each Party acknowledges that, in entering into this Agreement, it does not do so in reliance on any warranty or other provision except as expressly provided in this Agreement, and all conditions, warranties, terms and undertakings implied by statute or otherwise are excluded from this Agreement to the fullest extent permissible by law.

6.1.2
Warranties. Each Party hereby warrants to the other Party that, as of the Effective Date:

(a)
it is duly organized and validly existing under the laws of its place of incorporation;

(b)
it has legal power, authority and right to enter into this Agreement;

(c)
the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any other material agreement or arrangement, whether written or oral, by which it is bound;

(d)
it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement, and that this Agreement has been duly authorized, executed, and delivered by that Party; and

(e)
that this Agreement is a valid, binding, and legally enforceable obligation of that Party (subject to applicable Laws of insolvency and bankruptcy and customary conditions and limitations as concerns equitable remedies).

6.1.3
Additional Warranties of Onxeo. Onxeo warrants to Monopar at the Effective Date that:

(a)
it does not Control any Intellectual Property which is required for the use, import, development or sale of the Licensed Product in the Territory which is not included in the licenses granted under this Agreement;

(b)
as far as it is aware there is no pending or existing, nor has Onxeo received notice of any threatened, litigation, actions, suits or claims against it before any court or governmental agency or other tribunal with regard to the Licensed Intellectual Property;

(c)
as far as it is aware there are no oppositions, inter partes reviews, post grant reviews, derivation proceedings, or interferences concerning the Licensed Patents pending before any governmental agency or other tribunal;

(d)
as far as it is aware there are no inventors of the Licensed Patents other than the inventors named therein;

(e)
it is the legal and beneficial owner of the Licensed Intellectual Property free of any third party rights or encumbrances,

(f)
as far as it is aware all maintenance fees and annual payments due in respect of the Licensed Patents have been paid;

(g)
as far as it is aware the use and possession of Validive or Validive Materials by Monopar shall not infringe the rights (including without limitation any Intellectual Property Rights) of any third party;

(h)
it has not done anything whereby the whole or any part of the rights assigned or licensed under the Agreement might be invalidated or registration of them refused;

(i)
it has not and will not enter into any agreement which prevents it fulfilling its obligations under this Agreement; and

(j)
as far as it is aware there is no material Know-How that is necessary or useful to the Development, Commercialization or manufacturing of the Product that is not included in the Licensed Know-How.

6.1.4
No Further Representations or Warranties. No director, officer, employee or agent of any Party or its Affiliates is authorized to make any further representation or warranty to the other Party which is not contained in this Agreement, and each Party acknowledges that it has not relied on any such oral or written representations or warranties.

6.2
Limitation of Liability. Neither Party, nor any Onxeo Indemnified Party, nor any Monopar Indemnified Party, nor their respective directors, officers, employees and agents shall have any liability under or in connection with this Agreement whether under statute or in tort (including but not limited to negligence), contract or otherwise in respect of: (i) any consequential or indirect loss; and/or (ii) any loss of goodwill, profit, opportunity or contract, in either case even if advised in advance of the possibility of such losses. However, nothing in this Agreement shall be construed as excluding or limiting the liability of any person for any liability which cannot be limited or excluded by law, such as for personal injury or death. This Section 6.2 in no way shall be construed to limit the liability of one Party to the other Party for milestones and royalties payable under the terms of this Agreement.

7.
INDEMNITY AND INSURANCE

7.1
Indemnity.

7.1.1
Indemnification by Monopar. Monopar shall indemnify, defend and hold harmless the Onxeo Indemnified Parties against any and all Losses incurred or suffered by the Onxeo Indemnified Parties to the extent any Loss arises out of or was caused by an act or omission of Monopar arising from or in connection with: (a) the exercise of the rights granted in Section 3.1 or the actions of Monopar in relation to its Development, Commercialization or manufacture of a Licensed Product; or (b) in the performance of its obligations under this Agreement; except, in all cases, to the extent that such Loss arises out of or was caused by the violation by Onxeo of a legal or contractual duty owed to Monopar.

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

7.1.2
Indemnification by Onxeo. Onxeo shall indemnify, defend and hold harmless the Monopar Indemnified Parties against any and all Losses incurred or suffered by the Monopar Indemnified Parties to the extent such Loss arises out of or was caused by an act or omission of Onxeo in the performance of its obligations under this Agreement except, in all cases, to the extent that such Loss arises out of or was caused by the violation by Monopar of a legal or contractual duty owed to Onxeo.

7.1.3
Notification of Liabilities/Losses. A person or entity entitled to indemnification under this Section 7.1 (an “Indemnified Party”) shall give prompt written notification [***] to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement or notice of any claim or proceeding relating to a Loss for which indemnification may be sought or, if earlier, upon the assertion of any such Loss, (it being understood and agreed that the failure by an Indemnified Party to give notice of a Loss of which it has knowledge as provided in this Section 7.1.3 within [***] shall relieve the Indemnifying Party of its indemnification obligation under this Agreement). The Indemnifying Party shall be liable for any reasonable legal fees and expenses subsequently incurred in connection with the defense of such Loss after receiving such notice. The Parties shall thereafter keep the other Party informed of any Losses.

(a)
In the case of a Loss for which Onxeo seeks indemnification under Section 7.1.1, Onxeo shall permit Monopar to direct and control the defense of the Loss and shall provide such reasonable assistance as is reasonably requested by Monopar (at Monopar’s cost) in the defense of the Loss; provided that nothing in this Section 7.1.3(a) shall permit Monopar to make any admission on behalf of Onxeo, or to settle any claim or litigation which would impose any financial obligations on Onxeo without the prior written consent of Onxeo, such consent not to be unreasonably conditioned, withheld, or delayed.

(b)
In the case of a Loss for which Monopar seeks indemnification under Section 7.1.2, Monopar shall permit Onxeo to direct and control the defense of the Loss and shall provide such reasonable assistance as is reasonably requested by Onxeo (at Onxeo’s cost) in the defense of the Loss, provided always that nothing in this Section 7.1.3(b) shall permit Onxeo to make any admission on behalf of Monopar, to settle any claim or litigation which would impose any financial obligations on Monopar without the prior written consent of Monopar, such consent not to be unreasonably conditioned, withheld or delayed.

7.2
Insurance. Each Party, at its own expense, and reasonably prior to Commencement of any human being dosed with the Licensed Product, shall put in place and thereafter maintain, at its own cost, insurance through a reputable insurance company. For clarification, such insurance shall be maintained for an amount within the range that is customary for similar products in the Territory, on a country-by-country basis, where they are sold.

8.
CONFIDENTIALITY

8.1
Nondisclosure. Each Party agrees that, during the Term and for a period of seven (7) years thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) (or that has received any such Confidential Information from the other Party prior to the Effective Date) shall (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary industrial information of similar kind and value, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement (it being understood that this clause (c) shall not create or imply any rights or licenses not expressly granted under this Agreement).

8.2
Exceptions. The obligations in Section 8.1 shall not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent written proof:

8.2.1
is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

8.2.2
was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

8.2.3
is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

8.2.4
is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or

8.2.5
is independently developed by or for the Receiving Party or its Affiliates without reference to or reliance upon the Disclosing Party’s Confidential Information.

8.3
Authorized Disclosure. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party, and Confidential Information deemed to belong to both Parties under the terms of this Agreement, to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)
Prosecuting Patents;

(b)
Regulatory Filings and obtaining Regulatory Approvals;

(c)
Prosecuting or defending litigation, including responding to a subpoena in a third party litigation;

(d)
Subject to Section 8.4, complying with Laws (including the rules and regulations of the Securities and Exchange Commission or any securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance; and

(e)
Disclosure, solely on a “need to know basis,” to Affiliates.

8.4
Securities Filings. In the event either Party proposes to file with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction a registration statement or any other disclosure document which describes or refers to the terms and conditions of this Agreement under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable securities Law, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing prior to such filing (and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits thereto relating to the terms and conditions of this Agreement, and shall use reasonable and diligent efforts to obtain confidential treatment of the terms and conditions of this Agreement that such other Party requests be kept confidential, and shall only disclose Confidential Information that it is advised by counsel that it legally is required to disclose. No such notice shall be required under this Section 8.4 if the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by either Party hereunder or otherwise approved by the other Party.

8.5
Publications. After exercise of the Monopar Validive Option, Monopar shall have the exclusive right to publish or present data and/or results relating to Licensed Products.

8.6
Effect of Disclosure. The Receiving Party agrees that the disclosure of the Disclosing Party's Confidential Information without the express written consent of the Disclosing Party may cause irreparable harm to the Disclosing Party, and that any breach or threatened breach of this Agreement by the Receiving Party may entitle the Disclosing Party to injunctive relief, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

8.7
Relationship to Confidentiality Agreement. This Agreement supersedes the Mutual Confidential Disclosure Agreement between the Parties executed as of January 19, 2016; provided that all “Confidential Information” disclosed or received by the Parties thereunder shall be deemed “Confidential Information” hereunder and shall be subject to the terms and conditions of this Agreement.

9.
TERM AND TERMINATION

9.1
Term; Expiration. This Agreement shall become effective as of the Effective Date and shall continue in force and effect until expiration as described in this Section 9.1, unless earlier terminated pursuant to Section 9.2, 9.3, or 9.4, and shall expire as follows:

9.1.1
on a Licensed Product-by-Licensed Product and country-by-country basis, on the date of expiration of all payment obligations of Monopar under this Agreement with respect to each Licensed Product in each country, as applicable;

9.1.2
in its entirety upon the expiration of all payment obligations under this Agreement with respect to the last Licensed Product Commercialized in the last country in the Territory; or

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

9.1.3
if Monopar does not exercise the Monopar Validive Option in accordance with Section 2.1, then this Agreement will terminate in its entirety upon the expiration of the Monopar Validive Option.

9.1.4
The period beginning on the Effective Date and ending on expiration or termination of this Agreement, or as the case may be, until the date of expiration or termination of a Licensed Product, shall be the “Term” of this Agreement in its entirety or with respect to a given Licensed Product, as applicable.

9.2
Termination for cause.

9.2.1
Material Breach. Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in its entirety, or terminate any Licensed Product in any portion of the Territory that is affected by a material breach, in its sole discretion, in the event the other Party (the “Breaching Party”) has materially breached this Agreement, and such breach, if curable, has continued for [***] (the “Cure Period”) after written notice thereof is provided to the Breaching Party by the Non-Breaching Party, such notice describing the alleged material breach in sufficient detail to put the Breaching Party on notice; provided that, if such breach is not susceptible to cure within the Cure Period, then, the Non-Breaching Party’s right to termination shall be suspended only if and for so long as the Breaching Party has provided to the Non-Breaching Party a written plan that is reasonably calculated to effect a cure and such plan is reasonably acceptable to the Non-Breaching Party, and the Breaching Party commits to and does carry out such plan. In all circumstances, if within the Cure Period the Breaching Party pays the Non-Breaching Party an amount equal to the costs, damages, expenses and losses incurred as a result of the material breach, the material breach shall be considered cured.

9.2.2
Disagreement as to Material Breach; Cure Period. If the Parties reasonably and in good faith disagree as to whether there has been a material breach, the Party that disputes that there has been a material breach may contest the allegation in accordance with Article 10 (Dispute Resolution). Notwithstanding the preceding sentence, the Cure Period for any allegation made in good faith as to a material breach under this Agreement will run from the date that written notice thereof was first provided to the Breaching Party by the Non-Breaching Party. The right of either Party to terminate this Agreement, in whole or in part, as provided in this Section 9.2, shall not be affected in any way by such Party’s waiver or failure to take action with respect to any previous default. It is understood and acknowledged that, during the pendency of such a dispute, all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations under this Agreement.

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

9.3
Monopar Unilateral Termination Rights.

9.3.1
Termination of Agreement in Its Entirety. Monopar may, in its sole discretion, exercisable at any time during the Term, terminate this Agreement in its entirety for any reason or no reason at all, upon [***] written notice to Onxeo.

9.3.2
Termination on a Licensed Product-by-Licensed Product basis. Monopar may, in its sole discretion, exercisable at any time during the Term, terminate this Agreement on a Licensed Product-by-Licensed Product basis for any reason or no reason at all, upon [***] written notice to Onxeo.

9.4
Termination for Insolvency. To the extent permitted under Law, either Party may terminate this Agreement, (a) if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or (b) if the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [***] after the filing thereof, or (c) if the other Party shall propose or be a party to any dissolution or liquidation, or (d) if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors. Each Party agrees to give the other Party prompt notice of the foregoing events giving rise to termination under this Section 9.4. All rights and licenses granted under or pursuant to any section of this Agreement are and shall otherwise be deemed to be for purposes of Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. All materials required to be delivered by the non-bankrupt Party under this Agreement (including all manufacturing information), and all materials relating to the Licensed Intellectual Property that, in the course of dealing between the Parties under this Agreement, are or would be customarily delivered, shall be considered to be “embodiments” of such intellectual property for purposes of Section 365(n) of the Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any Intellectual Property licensed to the non-bankrupt Party, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement. All written agreements entered into in connection with the Parties’ performance under this Agreement from time to time shall be considered agreements “supplementary” to this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

9.5
Consequences of Expiration or Termination. All of the following effects of expiration or termination, as applicable, are in addition to the other rights and remedies that may be available to the Parties at law or in equity.

9.5.1
Consequences of Expiration of the Term. Upon expiration of the Term, as determined on a Licensed Product-by-Licensed Product and country-by-country basis, Monopar shall have an exclusive, fully-paid, royalty-free, perpetual right and license, with the right to grant sublicenses, under all Licensed Patents and Licensed Know-How to use, sell, offer to sell, import, make and have made any Licensed Product in the Field and in the Territory.

9.5.2
Consequences of Termination of this Agreement by Monopar Pursuant to Section 9.3.1 or by Onxeo Pursuant to Section 9.1.3, 9.2.1, or 9.4. In the event of a termination of this Agreement in its entirety by Monopar pursuant to Section 9.3.1 or a termination of this Agreement in its entirety by Onxeo pursuant to Section 9.1.3 (failure to exercise the Monopar Validive Option) or 9.2.1 (for cause) or 9.4 (insolvency):

(a)
notwithstanding anything contained in this Agreement to the contrary, all rights and licenses granted herein to Monopar with respect to any Licensed Products shall terminate;

(b)
all payment obligations hereunder shall terminate, other than those that are accrued and unpaid as of the effective date of such termination;

(c)
should Onxeo so demand, Monopar shall assign to Onxeo any Patents or Know-How (other than the Licensed Patents and Licensed Know-How) Controlled by Monopar that Monopar both actually uses and are necessary to Develop or Commercialize Licensed Products and shall negotiate in good faith with Onxeo the amount of contingent milestone and/or royalty payments which shall be the sole consideration for such assignment. The transfer of such rights to Onxeo shall be automatically effective upon Onxeo’s demand even if the amount of each milestone and/or royalty payments are not determined. In the event that the Parties are not able to agree amount of milestone and/or royalty payments within three (3) months after commencement of such negotiations, the dispute shall be submitted to final and binding arbitration, as provided in Section 10.3

(d)
Monopar shall promptly either, at Onxeo’s election, return to Onxeo or destroy, at no cost to Onxeo, all Onxeo Licensed Know-How, Materials, and other data and information transferred by Onxeo to Monopar, including all Onxeo Licensed Know-How, Validive Materials, and other information transferred to Monopar pursuant to Section 3.5; and Onxeo, except as provided in Section 9.5.2(e) or 9.5.2(f) shall promptly either, at Monopar’s election, return to Monopar or destroy, at no cost to Monopar, all Monopar Confidential Information;

(e)
Monopar will provide, as soon as reasonably practical after Monopar’s notice of such termination, to Onxeo, to the extent permitted under any applicable Third Party contract, (i) any information, Validive Materials, and data for, including copies of all clinical study data and results, and all other information, and the like developed by or for the benefit of Monopar directly and solely relating to Licensed Products, and (ii) other documents to the extent directly and solely related to the Licensed Products that are necessary in the continued Development and Commercialization of Licensed Products throughout the Territory. Notwithstanding the foregoing, this Section 9.5.2(e) shall not apply in the case of a termination of this Agreement in its entirety by Onxeo pursuant to Section 9.1.3 (failure to exercise the Monopar Validive Option); and

(f)
should Onxeo so demand, Monopar shall assign to Onxeo any and all title to Regulatory Approvals directly and solely related to Licensed Products (including orphan drug designations), all title to Licensed Intellectual Property or registrations thereof, and Regulatory Filings directly and solely related to Licensed Products; provided that this Section 9.5.2(f) shall also apply in the case of a termination of this Agreement in its entirety by Onxeo pursuant to Section 9.1.3 (failure to exercise the Monopar Validive Option).

9.5.3
Consequences of Termination by Monopar Pursuant to Section 9.2.1 or 9.4. In the event of termination by Monopar of this Agreement in its entirety or with respect to a Licensed Product pursuant to Section 9.2 (for cause) or pursuant to Section 9.4 (insolvency):

(a)
all licenses granted to Monopar with respect to Licensed Products shall continue in full force in perpetuity;

(b)
all future milestones and royalties payable by Monopar under this Agreement shall be reduced by a percentage agreed to by Monopar and Onxeo. In the event the Parties are not able to agree on the percentage amount within three (3) months after commencement of such negotiations, the dispute shall be submitted to final and binding arbitration as provided in Section 10.3; and

(c)
Onxeo shall promptly either, at Monopar’s election, return to Monopar or destroy, at no cost to Monopar, all Monopar Confidential Information, materials, and other data and information transferred by Monopar to Onxeo.

9.5.4
Sell-Down. If Monopar, its Affiliates or Sublicensees at termination of this Agreement possess Licensed Product, have started the manufacture thereof or have accepted orders therefor, Monopar, its Affiliates or Sublicensees shall have the right, for up to one (1) year following the date of termination, to sell their inventories thereof, complete the manufacture thereof and Commercialize such fully-manufactured Licensed Product, in order to fulfill such accepted orders or distribute such fully-manufactured Licensed Product, but only in the ordinary course of business and on the same terms and conditions of sale as previously applied and subject to the obligation of Monopar to pay Onxeo any and all payments as provided in this Agreement.

9.6
Provisions to continue on termination. The termination of this Agreement howsoever arising will be without prejudice to the rights and duties of either Party accrued prior to termination. The following Articles will continue to be enforceable notwithstanding termination: Articles 6, 8, 10 and 11 and Sections 4.5, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 5.1, 5.2, 7.1 and 9.5 inclusive.

10.
DISPUTE RESOLUTION

10.1
The Parties recognize that disputes as to certain matters arising under this Agreement may arise from time-to-time. It is the objective of the Parties to seek to resolve any disputes arising under this Agreement in an expedient manner and, if at all possible, without resort to litigation, and to that end the Parties agree to abide by the procedures set forth in this Section 10 to resolve any such disputes. The Parties initially shall attempt to resolve any issues through good faith negotiations in the spirit of mutual cooperation between senior managers of the Parties with authority to resolve the dispute, for a period of thirty (30) days after receipt of the first notice by either Party requesting negotiations. Should any issue not be timely resolved by good faith negotiations, any dispute with respect thereto shall be submitted to final and binding arbitration, as provided below.

10.2
Any controversy or claim arising out of or relating to this Agreement, or the interpretation or breach thereof, shall be resolved by final and binding arbitration administered by the International Centre for Dispute Resolution in accordance with its International Arbitration Rules as then in force. The number of arbitrators shall be three (3), or one (1) if the amount in controversy is less than one million dollars ($1,000,000), and the place of arbitration shall be New York County, New York. When three (3) arbitrators are required based on the amount in controversy, each Party shall appoint an arbitrator and the Parties shall mutually agree on the appointment of the third arbitrator. When one (1) arbitrator is required based on the amount in the controversy, the Parties shall mutually agree on the appointment of an arbitrator within one (1) month of submission of the request for arbitration, failing which the sole arbitrator shall be selected by the International Centre for Dispute Resolution. The language of the arbitration shall be English. The arbitrator(s) shall be entitled to award interim and conservatory relief to the fullest extent permitted by New York law, shall apply the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration as now in effect, and shall otherwise apply New York procedural law.

10.3
In the event that the Parties are unable to complete negotiations as described in the definition of “Net Sales”, in Section 9.5.2(c) or in Section 9.5.3(b) within the time period there indicated, each Party shall, no later than the last day of such period, submit its final and best offer to the other Party, and a single arbitrator appointed pursuant to Section 10.2 (and without further negotiations as provided in Section 10.1), whose sole authority shall be to select one of the final offers so submitted.

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

11.
MISCELLANEOUS

11.1
Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.2
Notices. All notices shall be in writing and sent by hand, email, or recorded delivery and shall be deemed to be properly served: (i) if sent by hand, when delivered at the relevant address; (ii) if sent by recorded delivery, three (3) Business Days after posting; (iii) if sent by email, when transmitted, provided a confirmatory copy is sent by post within twenty four (24) hours of transmission, and shall be sent to the following addresses or email address as may be amended by the relevant Party in writing:

If to Onxeo:

Onxeo S.A.
49, boulevard du Général Martial Valin, 1st Floor
75015 Paris, France
Attention: Judith Greciet
email: [***]

If to Monopar:

Monopar Therapeutics Inc.
598 Rockefeller Rd
Lake Forest, IL 60045
Attention: Chandler Robinson
email: [***]

11.3
Variation. No variation, modification, amendment, extension or release from any provision of this Agreement shall be effective unless it is in writing, signed by both Parties.

11.4
Force Majeure. Except for the payment of money, neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, earthquakes, acts of war, terrorism, or civil unrest (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

11.5
Entire Agreement. This Agreement and the attached Schedules constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior and contemporaneous negotiations, representations, agreements and understandings regarding the same.

11.6
Further Assurance. Each Party hereby undertakes to do all such other acts and things, and execute and provide all such documents at the other Party's request and cost as may be necessary or desirable to give effect to the purposes of this Agreement.

11.7
Waiver. No relaxation, forbearance, waiver or indulgence by either Party in enforcing any of the terms or conditions of this Agreement or the granting of time by either Party to the other shall prejudice, affect or restrict the rights and powers of such Party, unless contained in a writing signed by the Party charged with such waiver. The waiver of any breach of any term or any condition of this Agreement shall not be construed as a waiver of any subsequent breach of a term or condition of the same or of a different nature.

11.8
Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Onxeo and Monopar as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder.

11.9
Execution. This Agreement may be executed in any one or more number of counterpart agreements, and as scanned email attachments, and all signatures and counterparts so exchanged shall be considered as original and shall be deemed to form part of and together constitute this Agreement.

11.10
Assignment. Neither Party may, without the consent of the other Party, assign or transfer any of its rights and obligations hereunder; provided that no such consent is required for an assignment or transfer to an Affiliate of or to a successor in interest by reason of merger or consolidation or sale of all or substantially all of the assets of such Party relating to the subject matter of this Agreement; provided further that (a) with respect to an assignment to a successor in interest, such assignment includes all rights and obligations under this Agreement, (b) such successor in interest or Affiliate shall have agreed as of such assignment or transfer to be bound by the terms of this Agreement in a writing provided to the non-assigning Party, and (c) where this Agreement is assigned or transferred to an Affiliate, the assigning Party remains responsible for the performance of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding on the Parties’ successors and assigns. Any assignment or transfer in violation of the foregoing shall be null and void and wholly invalid, the assignee or transferee in any such assignment or transfer shall acquire no rights whatsoever, and the non-assigning, non-transferring Party shall not recognize, nor shall it be required to recognize, such assignment or transfer.

11.11
Public Announcements. The text of any press release, shareholders’ report or other communication to be published or disclosed in any way naming the other Party or this Agreement, other than as required by law or by any regulatory or government authority, shall be submitted to the other Party at least seven (7) days in advance of publication or disclosure for approval, such approval not to be unreasonably withheld; provided that insofar as a disclosure repeats or restates a prior public disclosure permitted by this Agreement, such disclosure need not be submitted to the other Party for approval.

11.12
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).

[Signature Page Follows]

IN WITNESS whereof this Agreement has been executed by duly authorized officers of the Parties on the day first above written.

For and on behalf of ONXEO S.A.

Signed by:
/s/ Judith Greciet

Name:
Judith Greciet

Title:
CEO

For and on behalf of MONOPAR THERAPEUTICS INC.

Signed by:
/s/ Chandler D. Robinson

Name:
Chandler D. Robinson

Title:
CEO

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

SCHEDULE 1

LICENSED PATENTS

                                                                         Validive patent status 26/04/20

Onxeo's Reference	Country/Region	Application Number	Grant Date	Patent Number	Status
[***]	[***]	[***]	[***]	[***]	[***]

Onxeo's Reference	Country/Region	Application Number	Grant Date	Patent Number	Status
[***]	[***]	[***]	[***]	[***]	[***]

SCHEDULE 2

LICENSED KNOW-HOW

The Licensed Know-How shall include all regulatory and technical documents that the personnel of Onxeo responsible for Development and Commercialization of Onxeo’s products maintain in the ordinary course of business with respect to the Licensed Products, including:

(1)
a copy of the submissions to and correspondence to and from the regulatory authorities;

(2)
the list of the composition thereof;

(3)
reports and filings concerning complaints and adverse incidents not otherwise provided; and

(4)
marketing and promotional materials, if any.

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

SCHEDULE 3

LICENSED TRADEMARKS

ONXEO-Ref	Title	Jurisdiction	Filing Number	Filing Date	Registration Number	Registration Date
[***]	[***]	[***]	[***]	[***]	[***]	[***]

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

SCHEDULE 4

VALIDIVE MATERIALS

[***]	[***]	[***]	[***]

Raw materials

Description	Expiry
[***]	[***]
[***] (development)	[***]

Stability Study

Description	Study point ongoing	Location
Clinical Batches
[***]	[***]	[***]
Technical Batches
[***] [***] [***]

SCHEDULE 5

CONFIRMATORY PATENT LICENSE

THIS DEED is made the ___________day of______________________201[●]

1)
MONOPAR THERAPEUTICS INC, whose principal office is 598 Rockefeller Road, Lake Forest, Illinois, USA, 60045 (“Monopar”); and

2)
ONXEO S.A., with its principal place of business located at 49, boulevard du Général Martial Valin, 75015 Paris, France (hereinafter “Onxeo”).

RECITALS:

By an agreement (the “Main Agreement”) dated __________________ and made between Monopar and Onxeo. Onxeo agreed for the consideration therein contained, among other things, to grant to Monopar a license under [Country/region Patent No.__________] (the “Patent”) of which this Agreement is a confirmatory license.

OPERATIVE PROVISIONS:

1.
In pursuance of the Main Agreement and for the consideration referred to in the Main Agreement Onxeo hereby grants to Monopar the exclusive license from the ________ day of_____________ 20___ to research, develop, use, keep, make, have made, import, sell and otherwise dispose of Licensed Products (as defined in the Main Agreement) in the Field (as defined in the Main Agreement) in the Territory (as defined in the Main Agreement) for the life of the Patent and subject to the provisions of the Main Agreement.

2.
Subject to the provisions of the Main Agreement this Agreement shall terminate without notice in the event of the termination of the Main Agreement in accordance with its terms.

IN WITNESS of which this Agreement has been executed as a deed and delivered the day and year first above written.

EXECUTED as a deed	)	Name (PRINT):
For and on behalf of	)	Title (PRINT):
ONXEO S.A.	)	Signature:
	)	Date:

	)	Name (PRINT)
	)	Title (PRINT)
	)	Signature:
	)	Date:

acting by a Director and its Secretary / two Directors

EXECUTED as a deed	)	Name (PRINT):
For and on behalf of	)	Title (PRINT):
MONOPAR THERAPEUTICS INC	)	Signature:
	)	Date:

	)	Name (PRINT)
	)	Title (PRINT)
	)	Signature:
	)	Date:
acting by a Director and its Secretary / two Directors

AMENDMENT No. 1 to VALIDIVE OPTION AND LICENSE AGREEMENT

This amendment number one (“Amendment”) to the Validive Option and License Agreement dated June 17, 2016 (the “Agreement”) is by and between Monopar Therapeutics Inc., a Delaware corporation having a place of business at 5 Revere Drive, Suite 200, Northbrook, Illinois 60062 (“Monopar”), and Onxeo S.A., a French société anonyme à Conseil d’administration located at 49, boulevard du Général Martial Valin, 75015 Paris, France (“Onxeo”). Monopar and Onxeo shall also hereinafter be referred to as a Party or collectively as the Parties.

RECITALS
WHEREAS, the Parties entered into the Agreement effective June 17, 2016 (“Effective Date”);

WHEREAS, Monopar has exercised the licensing option and paid the License Fee as provided in the Agreement; and

WHEREAS, the Parties now wish to amend the Agreement as more particularly set forth below.

NOW, THEREFORE, in consideration of the covenants contained herein the Parties hereto, intending to be legally bound hereby, agree to and hereby do amend the Agreement as follows:

1.
All capitalized terms used herein and not otherwise defined shall have the same meaning as defined in the Agreement.

2.
Schedule 3 of the Agreement is replaced in its entirety with the attached Schedule 3.

3.
For the avoidance of doubt, the Trademarks added to Schedule 3 by this Amendment (“Additional Trademarks”) shall be deemed Licensed Trademarks under the Agreement as of the Effective Date and within the rights granted by Onxeo to Monopar including assignment upon Monopar’s exercise of the Monopar Validive Option.

4. Onexo agrees to execute and deliver documents as may be necessary or desirable to give effect to the assignment of the Additional Trademarks.

5.
Except as otherwise amended hereby, the Agreement shall remain in full force and effect as presently written, and the rights, duties, liabilities and obligations of the Parties thereto will continue in full effect.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives, effective of the Effective Date.

MONOPAR THERAPEUTICS INC. Signature: /s/ Chandler D. Robinson Print Name: Chandler Robinson Title: CEO	ONXEO S.A. Signature: /s/ Judith Greciet Print Name: Judith Greciet Title: CEO

[***] = Confidential Information has been omitted and filed separately with the Securities and Exchange Commission.
Confidential treatment has been requested with respect to the omitted information.

Schedule 3 Licensed Trademarks

Title	Jurisdiction	Filing Number	Filing Date	Registration Number	Registration Date
[***]	[***]	[***]	[***]	[***]	[***]